Exhibit 3.1

The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation: Vertex Pharmaceuticals Incorporated
(2) Registered office address: 50 Northern Avenue, Boston, MA, 02210
(number, street, city or town, state, zip code)
(3) Date adopted:     February 11, 2026
(month, day, year)
(4) Approved by:
(check appropriate box)
☒ the directors without shareholder approval and shareholder approval was not required;
OR
□ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.
(5) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02:

ARTICLE I

The exact name of the corporation is: Vertex Pharmaceuticals Incorporated

ARTICLE II

The purpose of the corporation is to engage in the following business activities:

To develop, manufacture, market, and sell pharmaceutical products.

To carry on any business or other activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of the Commonwealth of Massachusetts whether or not related to those referred to in the foregoing paragraph.

ARTICLE III

The total number of shares and the par value, if any, of each class of stock that the Corporation shall be authorized to issue is as follows: 1,000,000 shares of Preferred Stock, $0.01 par value per share, and 500,000,000 shares of Common Stock, $0.01 par value per share.

ARTICLE IV

A. COMMON STOCK

The holders of shares of Common Stock of the Corporation shall be entitled to one vote for each share of such stock held by them, respectively, upon all matters presented to the stockholders. The Common Stock shall be subject to the special provisions applicable to any series of Preferred Stock issued by the Board of Directors, as hereinafter provided.

B. PREFERRED STOCK

The Preferred Stock may be issued by the Board of Directors, in one or more series and with such rights, powers, preferences, and terms and at such times and for such consideration as the Board of Directors shall determine, without further stockholder action. With respect to any such series of Preferred Stock, prior to issuance, the Board of Directors by resolution shall designate that series to distinguish it from other series and classes of stock of the Corporation, shall specify that number of shares to be included in the series, and shall fix the rights, powers, preferences, and terms of the shares of the series, including but without limitation: (i) the dividend rate, its preference as to any other class or series of capital stock, and whether dividends will be cumulative or non cumulative; (ii) whether the shares are to be redeemable and, if so, at what times and prices and on what other terms and conditions; (iii) the terms and amount of any sinking fund provided for the purchase of redemption for the shares; (iv) whether the shares shall be convertible or exchangeable and, if so, the times, prices, rates, adjustments, and other terms of such conversion or exchange; (v) the voting rights, if any, applicable to the shares in addition to those prescribed by law; (vi) the restrictions and conditions, if any, on the issue or reissue of any additional shares of such series or of any other series of Preferred Stock ranking on a parity with or prior to the shares of such series; and (vii) the rights of the holders of such shares upon voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

ARTICLE V

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of stock of any class are as follows:

None.

ARTICLE VI

A. AMENDMENT OF BY-LAWS

To the extent and the manner provided in the By-Laws, the Board of Directors may make, amend, or repeal the By-Laws in whole or in part, except with respect to any provision thereof which by law or by the By-Laws requires action by the stockholders.

B. MEETINGS OF STOCKHOLDERS

To the extent and in the manner provided in the By-Laws, meetings of the stockholders may be held anywhere within the Commonwealth of Massachusetts or elsewhere in the United States.

C. PARTNERSHIP AGREEMENTS

The Corporation may enter into partnership agreements (general or limited) and joint ventures with any person, firm, association, or corporation engaged in carrying on any business in which the Corporation is authorized to engage, or in connection with carrying out all or any of the purposes of the Corporation.

D. LIABILITY OF DIRECTORS

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) under Section 61 or 62 of the Business Corporation Law, Chapter 156B, of the Commonwealth of Massachusetts, or (iv) for any transactions from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

E. BOARD OF DIRECTORS

1.Number, Election and Terms. Subject to the rights of the holders of any series of Preferred Stock to elect directors who shall serve for such term and have such voting powers as shall be provided in Article 4 of these Articles, the Board of Directors shall consist of such number of persons as shall be provided in the Corporation’s By-Laws. The Board of Directors currently is classified with respect to the time for which its members severally hold office by division into three classes, as nearly equal in number as possible. Each director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be elected and qualified, subject to prior death, resignation, retirement or removal. At the 2017 annual meeting of stockholders of the Corporation, the successors to the directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the 2020 annual meeting of stockholders; at the 2018 annual meeting of stockholders, the successors to the directors whose terms expire at that meeting shall be elected for terms expiring at the 2019 annual meeting of stockholders; and at the 2019 annual meeting of shareholders, the successors to the directors whose terms expire at that meeting shall be elected for terms expiring at the 2020 annual meeting of stockholders. Thereafter all directors shall be elected for terms expiring at the next annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. No director need be a stockholder.

2.Nominations. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the By-Laws.

3.Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Director. Each director chosen to fill a newly created directorship resulting from an increase in the number of directors shall be elected for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified. Each director chosen to fill a vacancy on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause shall hold office for the remainder of the full term of office of the director who is being succeeded and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4.Removal of Directors. Any director may be removed from office by stockholder vote at any time, but only for cause, by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director may also be removed from office for cause by vote of a majority of the directors then in office.

5.Directors Elected by Holders of Preferred Stock. Whenever the holders of any class or series of Preferred Stock or of any other class or series of shares issued by the Corporation shall have the right, voting separately as a class or series, to elect one or more directors under specified circumstances, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of these Articles applicable to such class or series, and none of the provisions of this Part E shall apply with respect to directors so elected.

ARTICLE VII
The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

N/A

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: N/A

Signed by: /s/ Jeffrey Leiden,
(signature of authorized individual)
☒ Chairman of the board of directors,
☐ President,
☐ Other officer,
☐ Court-appointed fiduciary,
on this 11th day of February, 2026.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

February 12, 2026 04:48 PM

/s/ William Francis Galvin

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth